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                                                                    EXHIBIT 16.1


                          [ARTHUR ANDERSEN LETTERHEAD]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 20, 2002


Dear Sir / Madam:

We have read the paragraphs contained in part (a) of Item 4 included in the Form 8-K dated May 20, 2002, of Windsor Woodmont Black Hawk Resort Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Copy to: Mr. Michael L. Armstrong
         Executive Vice President, Chief Financial Officer
         Treasurer and Assistant Secretary
         Windsor Woodmont Black Hawk Resort Corp.